Exhibit 99.1

             Icoria Announces 2004 Third Quarter Financial Results

            -- Record Revenues - Up 19% Over Third Quarter 2003 --

    RESEARCH TRIANGLE PARK, N.C., Nov. 8 /PRNewswire-FirstCall/ -- Icoria, Inc. (Nasdaq: ICOR), today reported financial results for the quarter ended September 30, 2004.

    Icoria's strong performance under its existing contracts and growing acceptance of its gene expression business led to its highest-ever quarterly revenues. For the third quarter of 2004, overall revenues increased by 19% to $7.1 million as compared to $6.0 million in the third quarter of 2003.
Revenue for the nine months ended September 30, 2004 increased nearly 17% to $18.3 million as compared to $15.7 million in the same period in 2003.

    "We are very pleased to report the highest ever quarterly revenue in company history due primarily to increasing revenues earned on our existing contracts with the National Institute of Environmental Health Sciences and Pioneer, which offset the expected decline in revenues from our more mature contracts with Monsanto and Bayer," said Heinrich Gugger, Ph.D. "During the third quarter, we also expanded the capabilities of our Paradigm Array Labs ("PAL") gene expression service business through the addition of laser capture microdissection services, microRNA detection and analysis services and Good Laboratory Practice ("GLP") compliance. These new offerings have led to the signing of new contracts with pharmaceutical companies, which we expect to positively impact our PAL revenue during the fourth quarter of 2004."

    Dr. Gugger continued, "In addition, our healthcare team is continuing to work on two customer pilot projects, one of which has entered into a second phase, and we are hopeful that they will result in larger follow-on contracts. We also continue to make meaningful progress with our Agriculture programs as demonstrated by several new fungicide patents granted to Icoria during the past year. Finally, with the closing of our recently announced $5 million convertible debt financing in October, we have extended our ability to vigorously pursue our business opportunities by strengthening our liquidity position."

    Total operating expenses for the third quarter 2004 increased to $10.1 million, or by 26%, compared to $8.1 million in the third quarter 2003. For the nine months ended September 30, 2004, total operating expenses increased to $28.5 million, or by 13%, as compared to $25.1 million in the same period in 2003. These operating expenses reflect the second full quarter of costs related to Icoria's acquisition of TissueInformatics.Inc on March 11, 2004. The increases in operating costs for both the quarter and nine month period ended September 30, 2004 were due primarily to materials costs associated with higher revenues from the Company's contract with the National Institute of Environmental Health Sciences, the evolution of its research and development programs, additional sales and marketing costs associated with the expansion of our offerings and amortization of intangible assets associated with the TissueInformatics.Inc acquisition.

    Icoria reported a third quarter 2004 net loss of $3.1 million, or $0.08 per common share, or 36% higher than the third quarter 2003 net loss of $2.2 million, or $0.07 per common share. For the nine months ended
September 30, 2004, Icoria reported a net loss of $10.3 million, or $0.29 per common share, which is a 4% increase over the prior period net loss of $9.9 million, or $0.31 per common share.

    As of September 30, 2004, the Company reported unrestricted cash, cash equivalents and short-term investments in the amount of $7.1 million.

    During the third quarter of 2004, the Company reached an agreement with General Electric Capital Corporation (GECC), which permitted the Company to prepay without penalty the remaining note balance with GECC through payments of $0.3 million in each of September and October 2004. In addition, payments from two customers totaling over $1 million, which were due and expected to be received during the quarter, were delayed until the first week of October 2004. Excluding the prepayment to GECC and the delay in customer receipts, the net decrease in cash, cash equivalents and investments ("cash burn") for the third quarter 2004 was $2.3 million, which consisted of $1.3 million from operating activities, $0.5 million for capital expenditures and $0.5 million for recurring term debt and capital lease obligations. During the same period in 2003 the comparable net cash burn was $2.2 million, excluding the impact of new borrowings during that quarter.

    Icoria's Significant Third Quarter and Recent Accomplishments and
Activities:

    The Company has previously announced the following accomplishments and activities (by release date), the full text of which may be found on our web site at http://www.icoria.com/news :

    -- Icoria expands patent portfolio through the grant of its sixth fungicide target patent (October 26, 2004).
    -- Icoria raises $5 million gross proceeds through the sale of a three-year Secured Convertible Term Note in a private placement with Laurus Master Fund, Ltd. (October 21, 2004).
    -- Icoria signs an agreement with Rosetta Genomics, Ltd. to commercialize
       Rosetta Genomics' proprietary MirChip(TM) microRNA technology
       (October 18, 2004).
    -- Icoria expands partnering with Agilent Technologies to include
       $11.7 million ATP grant for Informatics (October 7, 2004).
    -- Icoria offers GLP compliant gene expression profiling services through its Paradigm Array Labs services unit (September 20, 2004).
    -- Icoria changes its corporate identity from Paradigm Genetics, Inc. to Icoria, Inc. to reflect its strategic transformation into a cutting-edge systems biology company (August 18, 2004).
    -- Icoria enters into collaboration with Arcturus Biosciences to provide microgenomics and laser capture microdissection technology services (August 12, 2004).

    About Icoria

    Icoria is an integrated systems biology company applying its proprietary platform to the discovery and development of safer, more effective drugs and agrichemicals. Icoria has major contracts with the National Institute of Environmental Health Sciences, Bayer CropScience, the Monsanto Company, Pioneer Hi-Bred International (a subsidiary of DuPont) and L'Oreal Inc. Icoria also has a major grant from the National Institute of Standards & Technology's Advanced Technology Program. For more information, visit http://www.icoria.com.


    Quarterly Conference Call

    Icoria will host a conference call at 8:30 a.m. ET on Monday, November 8, 2004 to review financial results for the three months ended September 30, 2004. This call will be webcast via the Internet at http://www.icoria.com , where any supplemental financial information will be available, and will be accessible through the investor relations section and home page of Icoria's web site. To listen to the call via telephone, dial 800-500-0311 (U.S. and Canadian callers) or 719-457-2698 (international callers) and enter conference ID #820780. A replay of the webcast will be available via telephone from 11:00 a.m. on November 8, 2004 through midnight on November 12, 2004 at 888-203-1112 (U.S. and Canadian callers) or 719-457-0820 (international callers) and enter conference ID #820780. A replay of the webcast will also be available via website until November 8, 2005.



                                 ICORIA, INC.
                      CONDENSED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                             Three Months Ended       Nine Months Ended
                                September 30,            September 30,
                              2004        2003         2004         2003
    Revenues:
    Revenues from
     commercial and

     government contracts  $6,798,000   $5,135,000   $17,073,000  $14,256,000

    Grant revenues            322,000      867,000     1,189,000    1,410,000

    Total revenues          7,120,000    6,002,000    18,262,000   15,666,000


    Operating expenses:

    Research and

     development            7,524,000    6,172,000    20,555,000   18,516,000

    Selling, general and

     administrative         2,610,000    1,882,000     7,909,000    6,580,000

    Total operating
     expenses              10,134,000    8,054,000    28,464,000   25,096,000


    Loss from operations   (3,014,000)  (2,052,000)  (10,202,000)  (9,430,000)


    Other interest

     income (expense), net    (46,000)    (228,000)     (173,000)    (456,000)


    Net loss from

     continuing operations (3,060,000)  (2,280,000)  (10,375,000)  (9,886,000)


    Discontinued operations     6,000       37,000        32,000      (60,000)


    Net loss attributable

     to common

     stockholders         $(3,054,000) $(2,243,000) $(10,343,000) $(9,946,000)


    Net loss per share -
     basic and diluted
     Loss from continuing
     operations                $(0.08)      $(0.07)      $ (0.29)     $ (0.31)

    Loss from discontinued
     operations                  0.00         0.00          0.00         0.00

    Net loss per common share  $(0.08)     $ (0.07)      $ (0.29)     $ (0.31)

    Weighted average
     common shares
     outstanding -

     basic and diluted     36,300,000   32,564,000    35,325,000   32,226,000



                                 Icoria, Inc.
                          2004 Third-Quarter Results
                         Condensed Balance Sheet Data

                                                  September 30,   December 31,
                                                      2004            2003
                                                   (unaudited)

    Assets:

    Cash, cash equivalents, short-term investments   $7,087,000    $16,285,000

    Other current assets                              4,029,000      4,005,000
        Total Current Assets                         11,116,000     20,290,000
    Property plant & equipment net                   15,638,000     17,337,000
    Other noncurrent assets                           5,068,000      1,827,000
    Total Assets                                    $31,822,000    $39,454,000

    Liabilities and Stockholders' Equity:

    Current liabilities                              14,101,000     16,094,000
    Long-term obligations                             3,689,000      3,846,000
    Stockholders' equity                             14,032,000     19,514,000

    Total Liabilities and Stockholders' Equity      $31,822,000    $39,454,000



                                 Icoria, Inc.

 Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,

          Short - Term and Long - Term Investments (See Note Below)
                                 (Unaudited)

                              Three Months Ended         Nine Months Ended
                                  September 30              September 30
                               2004         2003         2004         2003
    Net cash used in
     operating activities  $(2,277,000) $(2,059,000) $(6,001,000) $(5,505,000)

    Net cash (used in)
     provided by investing
     activities, excluding
     purchases and maturities
     of short-term and
     long-term investments    (527,000)    (103,000)   1,294,000     (242,000)

    Net cash (used in) provided
     by financing activities  (832,000)   2,701,000   (4,491,000)     544,000

    Net decrease in cash, cash
     equivalents, short-term
     investments and long-
     term investments       (3,636,000)     539,000   (9,198,000)  (5,203,000)

    Cash, cash equivalents,
     short-term investments
     and long term investments,
     beginning of period    10,723,000   15,490,000   16,285,000   21,232,000

    Cash, cash equivalents,
     short-term investments
     and long term investments,
     end of period          $7,087,000  $16,029,000   $7,087,000  $16,029,000



    Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles ("GAAP") in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company's liquidity position, management believes that the cash flow measure presented above, which includes short-term investments, is an appropriate measure for evaluating the Company's liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with generally accepted accounting principles in the U.S.

    Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities in the amount of $3.0 million and $0.05 million for the three months ended September 30, 2004 and 2003, respectively, and by $6.1 million and $6.2 million for the nine months ended September 30, 2004 and 2003, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude investments of $6.0 million and $3.0 million, and $9.2 million and $9.2 million for the three months ended September 30, 2004 and 2003, respectively and by $9.1 million and $3.0 million, and $15.3 million and $9.2 million for the nine months ended September 30, 2004 and 2003, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

    This press release contains forward-looking statements, including statements regarding the Company's expectations for using its systems biology platform to discover biomarkers and inaccessible targets for small molecule discovery. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.



SOURCE  Icoria, Inc.
    -0-                             11/08/2004
    /CONTACT: Brian Ritchie or Mark Vincent both of Euro RSCG Life NRP, +1-212-845-4200/
    /Web site:  http://www.icoria.com
                http://www.icoria.com/news /
    (ICOR)

CO:  Icoria, Inc.
ST:  North Carolina
IN:  HEA MTC
SU:  ERN CCA MAV